Exhibit 99.1

Greenleaf Clarifies Raging Bull Commentary

Business Editors

     AUSTIN, Texas--(BUSINESS WIRE)--March 2, 2001--In order to amplify and clarify statements made by an officer of Greenleaf Technologies Corporation (OTC: GLFC) on www.ragingbull.com, Greenleaf today issued this statement, which is being simultaneously filed with the SEC, so that all information is equally available to the investing public. Electronic copies of the Company's reports filed with the Securities and Exchange Commission are located at http://www.freeedgar.com and investors are referred to them for complete information. The Company anticipates filing its 10-QSB for the quarter ended December 31, 2000, next week.

     The Company has previously reported in its press releases and public filings on its "Advocate Energy Metering System" project ("Advocate"), which, once developed and operational, may be helpful in metering peak and off-peak consumer electrical consumption. With respect to this potential product, patent applications were filed in December 2000 under the name of two of its employees who, as employees, assigned the right, title and interest in the patents to Greenleaf as part of employee confidentiality agreements. No response has been received from the U.S. Patent Office thus far and the Company does not currently have the funding to exploit commercial development of this product. The Company anticipates that it will take $500,000 and 6 weeks to develop the software for the Advocate prototype. As previously reported, the Company anticipates that full commercial development will take until the fourth quarter of fiscal year 2001 and will require an expenditure of approximately $5,000,000.

     Further, the Company has reached the prototype stage on its Nitro-Cast product. Although Greenleaf anticipated the prototype system would reach completion by Thanksgiving of 2000, it was not completed until February 21, 2001. On August 16, 2000 the Company and NIVIS announced a contract to develop the prototype for Greenleaf's Entertainment Portal device. The contract is to be part of a phased development project to produce hardware and software products designed to move entertainment content from the producers to the consumers on demand via this entertainment content portal. It is hoped that Greenleaf's Entertainment Portal product will provide consumers with the ability to store, play, and manipulate content that has been delivered to their home via satellite, cable and other high speed data channels. The Company believes NIVIS is a leader in technology development and deployment with a focus on the Internet and other enabling technologies. On September 20, 2000, Greenleaf announced that they entered into additional contracts with NIVIS to develop the network infrastructure and delivery mechanism for Greenleaf's Entertainment
Network e-commerce content delivery system. The second set of contracts will incorporate video and audio encryption along with a proprietary multimedia player that will work with the Greenleaf Entertainment Network system and other existing media and devices. The long-term vision for the Greenleaf Entertainment Network product is to provide consumers access to the latest movies, music, video games and the Internet all on the TV in a secured environment. As of the

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date of filing of the Company's Form 10-KSB, there were commitments for material capital expenditures to NIVIS for approximately $473,181, which could not be currently met. At present, the amount owed to NIVIS is $448,445.The Company previously announced and reported in its Form 10-KSB that it had entered into a Letter of Intent/Term Sheet whereby J-Tex agreed to purchase newly issued restricted stock of Greenleaf Technologies such that it would own 51% of Greenleaf Technologies and 25,000,000 restricted shares of Greenleaf Ventures. The J-Tex Agreement was filed as Exhibit 10.5 to the Company's Form 10-KSB filed with the SEC on January 21, 2001, and investors are referred to it for the complete terms. In effect, J-Tex committed to buy 193,000,000 shares of restricted GLFC stock for a total purchase price of $34,000,000 and 25,500,000 restricted shares of Greenleaf Ventures. The term sheet provided for interim funding of $2,000,000 to be provided by on or before January 24, 2001, and for a final closing by March 31, 2001. By letter of February 9, 2001, J-Tex indicated that due to circumstances beyond its control it was necessary to request an extension to complete the interim funding by February 23, 2001. On February 23, 2001, J-Tex requested an additional extension until March 1, 2001 to fund the initial commitment. On March 2 J-Tex requested an additional extension to March 7, 2001 Absent immediate interim funding by J-Tex or from some other source, the Company will be unable to support product development and marketing for the Advocate, Nitro-Cast or any of its products. To reduce costs pending interim funding, certain of the Company's officers and employees are continuing to defer receipt of compensation and one officer has loaned money to the Company. There can be no assurance that the Company will be able to obtain the necessary financing to continue as a going concern.

     This release contains forward-looking statements. Statements contained in this release that are not historical facts may be deemed to be forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain. The future results of operations and business of Greenleaf Technologies Corporation involve inherent risks and uncertainties including, but not limited to, the fact that lack of available funding may prevent the Company from promptly and fully developing the Company's products and distributing them commercially (or developing them at all), that applied for patents may not be granted, as well as the risk of competition from better financed companies offering similar products. The Company's actual results could materially differ from those presented. Risks and uncertainties of the Company will be detailed from time to time in the Company's periodic and current reports filed with the SEC. The Company intends that such statements about the Company's future expectations, including future products be viewed as forward-looking statements.